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                                                                 EXHIBIT (10)(A)
                            FIRST UNION CORPORATION
                      1992 MASTER STOCK COMPENSATION PLAN
                   as amended and restated on April 18, 1995

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                            FIRST UNION CORPORATION
                      1992 MASTER STOCK COMPENSATION PLAN
SECTION 1. ESTABLISHMENT, PURPOSE AND EFFECTIVE DATE OF PLAN
     1.1 ESTABLISHMENT. First Union Corporation, a North Carolina corporation, hereby establishes a master stock compensation plan for key Employees, which shall be known as the "1992 MASTER STOCK COMPENSATION PLAN" (the "Plan"),
similar to the 1984 and 1988 Master Stock Compensation Plans previously established by the Corporation. It is intended that certain of the Options issued pursuant to the Plan may constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code"). The Plan also shall provide for the issuance of nonstatutory stock options and Restricted Stock.
     1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Corporation, by encouraging and providing for the acquisition of an equity interest in the success of the Corporation by key Employees through the grant of incentive stock options, nonstatutory stock options, and Restricted Stock. The Plan will help enable the Corporation to attract and retain the services of key Employees upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent.
     1.3 EFFECTIVE DATE. The Plan shall become effective as of April 21, 1992, subject to ratification by the shareholders of the Corporation.
SECTION 2. DEFINITIONS
     2.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:
          (a) "Adjusted Net Income" means net income applicable to common shareholders, adjusted to remove the effect of the following:
             (i) items disclosed under generally accepted accounting principles, or that would be disclosed absent a materiality concept, in the Corporation's income statement as extraordinary gains or losses or as changes in accounting principles;
             (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings under generally accepted accounting principles to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and
             (iii) restructuring charges recognized in the Corporation's income statement as a result of current and/or pending acquisition transactions.
          (b) "Base Salary" means the annual base salary being paid to a Covered Officer as of December 31 of a particular year.
          (c) "Board" means the Board of Directors of the Corporation, excluding members who are not eligible to serve on the Committee.
          (d) "Committee" means the Human Resources Committee of the Board consisting of three or more members of the Board who are not, and who have not been at any time within one year prior to appointment to the Committee, eligible to receive Stock under the Plan or any similar plan of the Corporation.
          (e) "Corporation" means First Union Corporation, a North Carolina corporation, and shall include any subsidiary, 50% or more of the outstanding voting stock of which is owned by the Corporation, unless otherwise indicated by the context.
          (f) "Covered Officers" means such executive officers of the
     Corporation as the Committee may designate in writing as Covered Officers.
          (g) "Disability" means the permanent and total disability, by reason of physical or mental infirmity, or both, of a Participant to perform the work customarily assigned to him by the Corporation. The determination of the existence or nonexistence of Disability shall be made by the Committee pursuant to a medical examination by a medical doctor selected or approved by the Committee.
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          (h) "Employee" means the Chairman of the Board, any Vice Chairman of the Board, the President, Secretary or Treasurer of the Corporation, any Vice President of the Corporation, and any other individual who performs similar policy making functions of the Corporation.
          (i) "Fair Market Value" means the closing price of the Stock on the
     New York Stock Exchange on a particular date.
          (j) "Option" means the right to purchase Stock at a stated price for a specified period of time. For purposes of the Plan an Option may be either
     (i) an "incentive stock option" within the meaning of Section 422 of the Code or (ii) a "nonstatutory stock option."
          (k) "Participant" means an Employee designated by the Committee to participate in the Plan.
          (l) "Period of Restriction" means the period during which the transfer of shares of Restricted Stock granted under the Plan is restricted pursuant to Section 8 of the Plan.
          (m) "Proposed Amendments" means the amendments to the Plan to be voted upon by the shareholders of the Corporation at the Annual Meeting of Stockholders to be held on April 18, 1995.
          (n) "Restricted Stock" means Stock granted to a Participant pursuant to Section 8 of the Plan.
          (o) "ROE" means the Corporation's Adjusted Net Income as a percentage of average common shareholders' equity, excluding any adjustment for unrealized gains or losses on debt and equity securities pursuant to the Statement of Financial Accounting Standards Number 115. In situations where net income applicable to common shareholders is adjusted as a result of pooling transactions noted under Section 2.1(a) above, the average equity of the Corporation for the period against which the Adjusted Net Income is compared to determine ROE, shall be computed without taking into account the equity of an acquired company for any time periods prior to the consummation date of the transaction.
          (p) "Retirement" (including "Early Retirement" and "Normal
     Retirement") means termination of employment under the terms of the Corporation's Pension Plan.
          (q) "Stock" means the Common Stock of the Corporation.
          2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, words in the masculine gender when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.
     SECTION 3. ELIGIBILITY AND PARTICIPATION
          3.1 ELIGIBILITY AND PARTICIPATION. Participants in the Plan shall be selected by the Committee from among those Employees who, in the opinion of the Committee, are in a position to contribute materially to the Corporation's continued growth and development and to its long-term financial success.
     SECTION 4. ADMINISTRATION
          4.1 ADMINISTRATION. The Committee shall be responsible for administration of the Plan. The Committee, by majority action thereof, is authorized to select officers for participation in the Plan, make decisions concerning the timing, pricing and amount of grants or awards under the Plan, interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final and binding and conclusive for all purposes and upon all persons whomsoever.
     SECTION 5. STOCK SUBJECT TO PLAN
          5.1 NUMBER. The total number of shares of Stock subject to issuance under the Plan may not exceed 5,000,000 subject to adjustment as provided by Subsection 5.3. Of this total number, up to 2,000,000 shares of Stock may be granted in Restricted Stock to Participants under Section 8 of the Plan.
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          5.2 UNUSED STOCK. In the event any shares of Stock that are subject to an Option which, for any reason, expires or is terminated unexercised as to such shares, such shares again shall become available for issuance under the Plan. Any shares of Stock withheld by the Corporation pursuant to Subsection 13.1 hereof and any shares of Restricted Stock that are forfeited pursuant to the Plan shall not become available for reissuance under the Plan.
          5.3 ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the shareholders of the Corporation, by reason of a Stock dividend or split, recapitalization, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock subject to (i)
     the limitation set forth in Subsection 7.1, and (ii) each outstanding Option, and its stated option price, shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. In such event, the Committee shall also make any appropriate adjustments in the number and type of shares subject to Restricted Stock grants then outstanding under the Plan pursuant to the terms of such grants or otherwise.
     SECTION 6. DURATION OF PLAN
          6.1 DURATION OF PLAN. The Plan shall remain in effect, subject to the Board's right to earlier terminate the Plan pursuant to Subsection 11.1 hereof, until all Stock subject to it shall have been purchased or acquired pursuant to the provisions hereof. Notwithstanding the foregoing, no option or Restricted Stock may be granted under the Plan on or after the tenth
     (10th) anniversary of the Plan's effective date.
     SECTION 7. TERMS OF OPTIONS
          7.1 GRANT OF OPTIONS. Subject to the provisions of Subsections 3.1 and 5.1, Options may be granted to Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Options granted to each
     Participant; provided, however, that no Participant shall be granted
     Options to purchase more than 200,000 shares of Stock, subject to adjustment as set forth in Subsection 5.3, during any fiscal year. The Committee also shall determine whether an Option is to be an incentive stock option within the meaning of Section 422 of the Code or a nonstatutory stock option.
          7.2 OPTION AGREEMENT. As determined by the Committee on the date of grant, each Option shall be evidenced by an Option agreement that shall specify the type of Option granted, the Option price, the duration of the Option, the number of shares of Stock to which the Option pertains, the date or dates on which the Option is exercisable and any other terms of the Option.
          7.3 OPTION PRICE. No Option granted pursuant to the Plan shall have an Option price that is less than the Fair Market Value of the Stock on the date the Option is granted.
          7.4 DURATION OF OPTIONS. Each Option shall expire at such time as the Committee shall determine at the time it is granted, provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.
          7.5 EXERCISE OF OPTIONS. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve (within the meaning of Section 422 of the Code), which need not be the same for all Participants.
          7.6 RESTRICTIONS ON STOCK TRANSFERABILITY. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.
          7.7 PAYMENT. The Option price upon exercise of any option shall be payable to the Corporation in full either (i) in cash or its equivalent, or
     (ii) by tendering shares of previously acquired Stock having a Fair Market Value at the time of exercise equal to the total option price, or (iii) by a combination of (i) and (ii). The proceeds from such a payment shall be added to the general funds of the Corporation and shall be used for general corporate purposes.
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          7.8 TERMINATION OF EMPLOYMENT DUE TO DEATH, DISABILITY, OR RETIREMENT.
     In the event the employment of a Participant is terminated by reason of death, Disability, or Retirement, any outstanding Options shall become immediately exercisable at any time prior to the expiration date of the Options or within three years after such date of termination of employment, whichever period is the shorter. However, in the case of incentive stock options, the tax treatment prescribed under section 422 of the Code shall not be available if such options are not exercised within (i) three months after such date of termination due to Retirement, or (ii) one year after such date of termination due to Disability.
          7.9 TERMINATION OF EMPLOYMENT OTHER THAN FOR DEATH, DISABILITY, OR RETIREMENT. If the employment of the Participant shall terminate for any reason other than death, Disability, or Retirement, the rights under any then outstanding Options granted pursuant to the Plan shall terminate upon the expiration date of the Options or three months after such date of termination of employment, whichever first occurs; provided, however, in the event of an involuntary termination of the employment of a Participant by the Corporation, the Committee may, in its sole discretion, cause any outstanding Options held by the Participant to become immediately exercisable at any time prior to the expiration date of the Options or three months after such date of termination of employment, whichever first occurs.
        7.10 NONTRANSFERABILITY OF OPTIONS. No option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant, otherwise than by will or by the laws of descent and distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.
     SECTION 8. RESTRICTED STOCK
          8.1 GRANT OF RESTRICTED STOCK.
          (a) Subject to Subsections 3.1 and 5.1 and paragraph (b) of this Subsection 8.1, the Committee, at any time and from time to time, may grant shares of Restricted Stock under the Plan to such Participants and in such amounts as it shall determine. Each grant of Restricted Stock shall be in writing. Certificates for the shares so granted shall be issued and delivered to or held by the Corporation for the Participants as soon as is practicable after grant; provided, however, at the option of the Committee, such shares may be recorded on the shareholder records of the Corporation by the Transfer Agent of the Stock without the issuance of such certificates.
          (b) Shares of Restricted Stock may only be granted to a Covered
     Officer under the following conditions:
             (i) prior to April 1, 1994, as to shares of Restricted Stock granted to a Covered Officer in 1994 ("1994 Grants"), the Committee shall determine the Covered Officers and an ROE performance goal for 1994 that will need to be attained in order to permit vesting of the shares of Restricted Stock included in the 1994 Grants, subject to any other vesting requirements that may be imposed at the time of grant of such shares;
             (ii) prior to April 1, 1994, as to shares of restricted stock granted to a Covered Officer in 1995, and prior to January 1 of each year thereafter (commencing with 1995), the Committee shall determine the Covered Officers and an ROE performance goal for 1994 and each year thereafter that will need to be attained in order to permit shares of Restricted Stock to be granted to the Covered Officers in 1995 and each year thereafter, as applicable; and
             (iii) the value of shares of Restricted Stock granted to a Covered
                   Officer (calculated by multiplying the Fair Market Value on the date of grant times the number of shares of Restricted Stock granted) shall equal 100% of the Covered Officer's 1993 Base Salary (as to the 1994 Grants) and 200% of the Covered Officer's Base Salary for each year thereafter (as to grants in the year following each such year); provided, however, such value may not exceed $3,000,000; and provided, further, the Committee may, in its discretion, reduce the number of such shares to be granted.
          (c) In addition to the foregoing with respect to 1994 Grants:
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             (i) vesting of shares of restricted stock included in 1994 Grants to Covered Officers may only occur after the Committee
                 certifies in writing that the ROE performance goal for 1994 and any other material conditions precedent with respect to such vesting have been satisfied; and
             (ii) the payment of any dividends or other distributions on shares of restricted stock included in 1994 Grants to Covered
                  Officers that are payable in the third and fourth quarters of 1994 may only be paid after the Committee certifies in writing that the ROE performance goal for the second quarter of 1994 (as to dividends or distributions payable in the third quarter) and the third quarter (as to dividends or distributions payable in the fourth quarter) and any other material conditions precedent to such payments have been satisfied.
     8.2 TRANSFERABILITY. Except as provided in Section 8 and Subsection 12.2 hereof, the shares of Restricted Stock granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant for such period of time as shall be determined by the Committee and shall be specified in the Restricted Stock grant, or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the Restricted Stock grant.
     8.3 REMOVAL OF RESTRICTIONS. Except as otherwise provided in Section 8 and Subsection 12.2 hereof, shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.
     8.4 OTHER RESTRICTIONS. The Committee shall impose such other restrictions on any shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions under applicable federal or state securities laws, and may legend the certificates representing
Restricted Stock to give appropriate notice of such restrictions.
     8.5 CERTIFICATE LEGEND. In addition to any legends placed on certificates pursuant to Subsection 8.4 hereof, each certificate representing shares of Restricted Stock granted pursuant to the Plan shall bear the following legend:
          "The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer set forth in First Union Corporation's 1992 Master Stock Compensation Plan, rules of administration adopted pursuant to such Plan, and a Restricted Stock Award Agreement dated
                  . A copy of the Plan, such rules, and such Restricted Stock Award Agreement may be obtained from the Secretary of First Union Corporation."
     Once the shares are released from the restrictions set forth in Subsection
8.2 hereof, the Participant shall be entitled to have the legend required by this Subsection 8.5 removed from his Stock certificates.
     8.6 VOTING RIGHTS. During the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares.
     8.7 DIVIDENDS AND OTHER DISTRIBUTIONS.
          (a) Except as otherwise set forth in paragraph (b) of this Subsection 8.7, during the Period of Restriction, Participants holding shares of Restricted Stock granted hereunder shall be entitled to receive all dividends and other distributions paid with respect to those shares while they are so held. If any such dividends or distributions are paid in shares of Stock, the shares shall be subject to the same restrictions on transferability as the shares of Restricted Stock with respect to which they were paid.
          (b) Dividends and other distributions payable to the Covered Officers in the third and fourth quarters of 1994 with respect to shares of Restricted Stock included in 1994 Grants ("Distributions") may only be paid if, prior to April 1, 1994, the Committee shall determine an ROE performance goal for the second and third quarters of 1994 that will need to be attained in order to permit payment of any Distributions that are scheduled to be paid in the third and fourth quarters of 1994, respectively.
          8.8 TERMINATION OF EMPLOYMENT DUE TO NORMAL RETIREMENT, DEATH, OR DISABILITY. In the event that a Participant terminates his employment with the Corporation because of Normal Retirement, death, or Disability, any remaining Period of Restriction applicable to the Restricted Stock pursuant to Subsection 8.2 hereof
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     shall automatically terminate and, except as otherwise provided in
     Subsection 8.4, the shares of Restricted Stock shall thereby be free of restrictions and freely transferable; provided, however, the foregoing shall not apply with respect to a 1994 Grant to a Covered Officer whose Normal Retirement occurs prior to December 31, 1994.
          8.9 TERMINATION OF EMPLOYMENT FOR REASONS OTHER THAN DEATH,
     DISABILITY, OR NORMAL RETIREMENT. In the event that a Participant terminates his employment with the Corporation for any reason other than those set forth in Subsection 8.8 hereof during the Period of Restriction, then any shares of Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Corporation; provided, however, that, in the event that a Participant terminates his employment with the Corporation because of Early Retirement or in the event of an involuntary termination of the employment of a Participant by the Corporation, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such shares and/or may add such new restrictions to such shares of Restricted Stock as it deems appropriate; provided, however, the Committee may not waive such automatic forfeitures with respect to a 1994 Grant to a Covered Officer whose Early Retirement or involuntary termination occurs prior to December 31, 1994.
          8.10 NONTRANSFERABILITY OF RESTRICTED STOCK. No shares of Restricted Stock granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant, otherwise than by will or by the laws of descent and distribution until the termination of the applicable Period of Restriction. All rights with respect to Restricted Stock granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant.
     SECTION 9. BENEFICIARY DESIGNATION
          9.1 BENEFICIARY DESIGNATION. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same
     Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.
     SECTION 10. RIGHTS OF EMPLOYEES
          10.1 EMPLOYMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Employee's employment at any time, nor confer upon any Employee any right to continue in the employ of the Corporation.
     SECTION 11. AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN
          11.1 AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN. The Board may
     at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no such action of the Board, without approval of the shareholders, may:
          (a) Increase the total amount of Stock which may be issued under the Plan, except as provided in Subsection 5.3 of the Plan.
          (b) Change the class of Employees eligible to receive Options or Restricted Stock.
          (c) Change the provisions of the Plan regarding the option price except as permitted by Subsection 5.3.
          (d) Materially increase the cost of the Plan.
          (e) Extend the period during which Options or Restricted Stock may be granted.
          (f) Extend the maximum period after the date of grant during which Options may be exercised.
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          (g) Change the material terms of the performance goal provided for in
     Subsection 8.1(b) or 8.7(b), including (i) the class of individuals eligible to receive shares of Restricted Stock or Distributions under such Subsections, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum limitation set forth in Subsection 8.1(b)(iii), it being understood that the determination by the Committee of varying ROE goals pursuant to Subsection 8.1(b) or 8.7(b) shall not be deemed to be a change in the material terms of the performance goal.
     No amendment, modification or termination of the Plan shall in any manner adversely affect any Option or Restricted Stock theretofore granted under the Plan, without the consent of the Participant.
     11.2 PROPOSED AMENDMENTS. If the Proposed Amendments are not approved by the shareholders of the Corporation, the Plan shall remain in effect in accordance with the terms and conditions contained therein prior to the Proposed Amendments; provided, however, in such case no shares of restricted stock may thereafter be granted under the Plan to any "covered employee" (as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, as amended.
SECTION 12. MERGER OR CONSOLIDATION
     12.1 TREATMENT OF OPTIONS. A dissolution or a liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation or in which the Corporation survives but in which its Stock is exchanged for cash or securities of another entity shall cause every Option outstanding hereunder to terminate. However, the Participant shall have the right immediately prior to such dissolution, liquidation, merger, or consolidation to exercise any unexercised Options whether or not then exercisable, subject to the provisions of the Plan.
     12.2 TREATMENT OF RESTRICTED STOCK. In the event of a dissolution or liquidation of the Corporation or a merger or consolidation in which the Corporation is not the surviving corporation or in which the Corporation survives but in which its Stock is exchanged for cash or securities of another entity, all restrictions shall lapse on the shares of Restricted Stock granted under the Plan and thereafter such shares shall be freely transferable by the Participant, subject to applicable federal or state securities laws.
SECTION 13. TAX WITHHOLDING
     13.1 TAX WITHHOLDING. Whenever shares of Stock are to be issued under the Plan, the Corporation shall have the power to require the recipient of the Stock to remit to the Corporation an amount sufficient to satisfy federal, state, and local withholding tax requirements. Participants may elect, subject to approval by the Committee, to satisfy the foregoing tax withholding requirements, in whole or in part, by having the Corporation withhold shares of Common Stock having a Fair Market Value equal to the amount required to be withheld. The election must be made on or before the date that the amount of tax to be withheld is determined (the "Tax Date").
     The foregoing elections are subject to the following restrictions: (1) they must be made on or prior to the Tax Date, (2) they must be irrevocable and (3) they must be subject to the disapproval of the Committee. Elections by Participants who are subject to Section 16(b) of the Securities Exchange Act of 1934 are subject to the following additional restrictions: they must be made (1) six months or more prior to the Tax Date, (2) in a "window period" beginning on the third business day after the release of the Corporation's quarterly or annual earnings news release following the date of grant as to which the election relates and prior to the Tax Date (which must be at least six months following such date of grant) and ending on the twelfth business day following the date of such news release, or (3) outside of such window period but to take effect in such window period.
SECTION 14. INDEMNIFICATION
     14. INDEMNIFICATION. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Corporation's approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation's Articles of
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Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the
Corporation may have to indemnify them or hold them harmless.
SECTION 15. REQUIREMENTS OF LAW
     15.1 REQUIREMENTS OF LAW. The granting of Options or Restricted Stock and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     15.2 GOVERNING LAW. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of North Carolina.
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